[MANNING ELLIOTT LLP LETTERHEAD]

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated May 16, 2006 which is included in the Annual Report on Form 10-KSB of Vitasti, Inc. in the Company’s Registration Statement on Form S-8 pertaining to the 2006 Stock Incentive Plan.

MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 21, 2006